                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                              Liz Claiborne, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                   [LIZ LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  LIZ CLAIBORNE, INC.

     The annual meeting of stockholders of Liz Claiborne, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 16, 1996 at 10:00 A.M., prevailing local time, for the following purposes:

          1. To elect three directors to serve until the 1999 annual meeting of stockholders and one director to serve until the 1997 annual meeting of stockholders, in each case until their respective successors are duly elected and qualified;

          2. To approve amendments to the Company's Outside Directors' 1991 Stock Ownership Plan;

          3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1996 fiscal year;

          4. To vote on a stockholder proposal relating to the declassification of the Company's Board of Directors; and

          5. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 22, 1996 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. Directions to the meeting site are provided with the accompanying form of proxy. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/  KENNETH P. KOPELMAN

                                          ------------------------
                                            KENNETH P. KOPELMAN,
                                                 Secretary

New York, New York
March 29, 1996

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR
     PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                   [LIZ LOGO]
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March 29, 1996 in connection with the solicitation by the Board of Directors of Liz Claiborne, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on Thursday, May 16, 1996, and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the caption "Election of Directors--Nominees for Election", FOR the approval of the amendments to the Company's Outside Directors' 1991 Stock Ownership Plan, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1996 fiscal year, AGAINST the adoption of the stockholder proposal relating to the declassification of the Company's Board of Directors, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof.

     Only stockholders of record at the close of business on March 22, 1996 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 22, 1996, there were 73,140,952 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

     Abstentions may be specified on all proposals being submitted other than election of directors. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be treated as shares present and entitled to vote on the proposal to approve the amendments to the Outside Directors' 1991 Stock Ownership Plan, and will have the effect of a vote against such proposal. Abstentions on the other proposals will not be treated as shares present and voting on such proposals, and will have no effect on the outcome of those proposals.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the rules of the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals being submitted other than the stockholder proposal included herein. The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on such proposal, thus having no effect on the outcome of such proposal.

     If a stockholder participates in the Company's Dividend Reinvestment Plan (the "DRIP"), the proxy to vote shares represents the number of shares held in custody for the stockholder pursuant to the DRIP, as well as shares registered in the stockholder's own name. Accordingly, First Chicago Trust Company of New York, as Agent for the DRIP, will cause shares held for the account of stockholders participating in the DRIP to be voted in the same way as the stockholder votes shares registered in his or her own name. If the stockholder does not give a proxy, such shares will not be voted. The Company will mail a proxy and this Proxy Statement to all persons who, according to the records of the Company's Transfer Agent, hold shares of Common Stock beneficially in the DRIP but do not own any other shares of Common Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. At the Annual Meeting, three Directors will be elected to serve a three-year term (until the third succeeding annual meeting, in 1999), and one Director will be elected to serve a one-year term (until next year's annual meeting), in each case until their respective successors are duly elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below. Directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine.

     Jerome A. Chazen, Paul R. Charron, J. James Gordon and Kay Koplovitz, each of whom is presently a Director of the Company, have been nominated by the Board of Directors for re-election to the Board, with Messrs. Charron and Gordon and Ms. Koplovitz to serve until the third succeeding annual meeting, in 1999, and Mr. Chazen to serve until next year's annual meeting, in each case until their respective successors are duly elected and qualified.

     Louis Lowenstein, 70, a Director of the Company since 1989, will be retiring from the Board at the expiration of his current term at the Annual Meeting.

INFORMATION CONCERNING THE DIRECTORS

     Background information with respect to the nominees for election and the five Directors whose terms of office will continue after the Annual Meeting appears below. See "Security Ownership of Management" for information regarding such persons' holdings of Common Stock.

NOMINEES TO SERVE UNTIL 1999:

     PAUL R. CHARRON -- Mr. Charron, 53, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in May 1994. In May 1995, Mr. Charron became President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Charron served as Executive Vice President of VF Corporation, an apparel manufacturer, from 1993, and as a Group Vice President of VF Corporation from 1988 to 1993.

     J. JAMES GORDON -- Mr. Gordon, 65, has served as a Director of the Company since 1977. Since 1984, Mr. Gordon has been President of Gordon Textiles International, Ltd., a consultant and distributor/ importer of apparel fabrics. Mr. Gordon is also a director of Cornerstone Bank, a regional commercial bank.

     KAY KOPLOVITZ -- Ms. Koplovitz, 50, was elected a Director of the Company in 1992. Since 1980, she has served as Founder, President and Chief Executive Officer of USA Networks, a cable television network. Ms. Koplovitz also serves on the board of directors of General Re Corporation, a diversified reinsurance company, and Nabisco Holdings Corp. Inc., a food products company.

NOMINEE TO SERVE UNTIL 1997:

     JEROME A. CHAZEN -- Mr. Chazen, 69, has served in various senior executive positions and as a Director of the Company since 1977. He has served as Chairman of the Board since 1989. Mr. Chazen also serves on the board of directors of Taubman Centers, Inc., an owner and operator of regional shopping centers.

DIRECTORS WHOSE TERMS EXPIRE IN 1997:

     ANN M. FUDGE -- Ms. Fudge, 44, was elected a Director of the Company in 1993. She has served in various executive positions with General Foods USA, and its successor business, Kraft Foods, Inc., a multinational food company and a subsidiary of Philip Morris Companies, Inc., since 1986. She was elected an Executive Vice President of General Foods USA in 1991, and became Executive Vice President of Kraft Foods, Inc. in 1995. Since 1994, she has been President of the Maxwell House Coffee Company; for the prior three years she was the General Manager of the Dinners and Enhancers Division of General Foods. Ms. Fudge also serves on the board of directors of AlliedSignal, Inc., an advanced systems and equipment manufacturer.

     PAUL E. TIERNEY, JR. -- Mr. Tierney, 53, was elected a Director of the Company in November 1995. Since 1978, Mr. Tierney has served as Managing Director of Gollust, Tierney and Oliver, Inc., an investment banking firm. Mr. Tierney also serves as a director of UAL Corporation, an air transportation company, and the Argentine Investment Fund and is Chairman of the Board of Directors of Technoserve, Inc., a not-for-profit corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 1998:

     LEE ABRAHAM -- Mr. Abraham, 68, was elected a Director of the Company in 1993. He served as Chairman and Chief Executive Officer of Associated Merchandising Corporation, a retail merchandising and sourcing organization, from 1977 until his retirement in 1993. Mr. Abraham also serves on the board of directors of Galey & Lord, Inc., a manufacturer of woven fabrics; R. G. Barry Corp., a manufacturer of slippers; two mutual funds: Smith Barney Shearson Income Funds and Smith Barney Shearson Equity Funds; and Signet Group plc, a leading U.K.-based jewelry retailer.

     EILEEN H. BEDELL -- Ms. Bedell, 44, was elected a Director of the Company in March 1996. Since 1994, she has served as Vice President at Booz - Allen & Hamilton Inc., a worldwide management consulting firm. From 1988 to 1994, she served as a Managing Director of Bankers Trust Company.

     SHERWIN KAMIN -- Mr. Kamin, 69, has served as a Director of the Company since 1983. He is of counsel to the New York City law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, corporate counsel to the Company, where he served as a partner for more than 25 years.

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

     The Board of Directors of the Company met eleven times during the 1995 fiscal year. During such year, each Director attended more than 75% of the meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors also acts from time to time by unanimous written consent in lieu of meetings.

     The Board of Directors has four standing committees, each of which is composed solely of non-management Directors: the Audit Committee, the Compensation Committee, the Committee on Directors and the Finance Committee.

     Audit Committee. This Committee recommends to the Board the independent public accountants to be engaged, reviews the audit plan and results of the auditing engagement with such accountants, reviews the independence and fees of, and approves non-audit services provided by, such accountants, and reviews with the accountants the overall internal accounting controls and other matters; it also meets with representatives of the Company's internal audit staff. The Committee, whose present members are Lee Abraham, Ann M. Fudge, J. James Gordon (chair), Sherwin Kamin and Kay Koplovitz, held two meetings during the 1995 fiscal year.

     Compensation Committee. This Committee determines the salaries and bonuses for the management directors, approves the general policies applicable to salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee, whose present members are J. James Gordon, Kay Koplovitz, Louis Lowenstein (chair) and Paul E. Tierney, Jr., held three meetings during the 1995 fiscal year.

     Committee on Directors. This Committee is responsible for making recommendations with respect to the nominations by the Board of qualified candidates to serve as Directors of the Company and reviewing and advising the Board on issues of corporate governance and corporate responsibility, as well as directorship practices. The Committee, whose present members are Lee Abraham (chair), Ann M. Fudge and J. James Gordon, held four meetings during the 1995 fiscal year. The Company's Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as directors. Written notice of any nomination must be delivered to the Secretary of the Company at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

     Finance Committee. This Committee, which was formed in February 1996, has not yet held a meeting. The Committee's purpose is to advise the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, issuances and purchases of securities, capital expenditures and proposed acquisition and divestiture matters. The Committee's initial members are Lee Abraham and Paul E. Tierney, Jr. (chair).

     The Company currently pays its non-management Directors ("Outside Directors") an annual fee of $25,000, $10,000 of which is paid in shares of Common Stock as described below, plus $750 for each Board meeting and committee meeting attended. In addition, each committee chair receives an additional annual retainer of $3,000. Directors are reimbursed for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company receive no fees or compensation for their services as Directors. Under the Outside Directors' 1991 Stock Ownership Plan (as amended, the "Directors' Plan"), each Outside Director receives an annual award of shares of Common Stock having a value of $10,000. Pursuant to the Directors' Plan, awards of 360 shares were made to each of Lee Abraham, Ann
M. Fudge, J. James Gordon, Sherwin Kamin, Kay Koplovitz, Louis Lowenstein and Paul E. Tierney, Jr. on January 2, 1996. All shares awarded under the Directors' Plan are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board. Stockholders are being asked to approve at the Annual Meeting amendments to the Directors' Plan which would increase the value of the annual Common Stock awards to each Outside Director from $10,000 to $15,000. The proposed amendments also contain provisions regarding stock option grants to Outside Directors and fee deferral. See "Approval of Amendments to the Outside Directors' 1991 Stock Ownership Plan".

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 1995, 1994 and 1993 fiscal years of the chief executive officer and the other four most highly compensated executive officers of the Company as of December 30, 1995 (the "Named Executive Officers").

                                                                                   LONG TERM COMPENSATION
                                                                            ------------------------------------
                                                                                     AWARDS
                                            ANNUAL COMPENSATION(1)          -------------------------
                                    --------------------------------------                SECURITIES     PAYOUTS
                                                                OTHER        RESTRICTED   UNDERLYING     -------
                                                               ANNUAL          STOCK       OPTIONS/       LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS(2)    COMPENSATION       AWARDS     SARS(#)(3)     PAYOUTS   COMPENSATION(4)
---------------------------- ----   ---------  ----------- ---------------  ------------  -----------    -------   --------------
Jerome A. Chazen............ 1995   $ 624,000  $   900,000           --              --          --          --       $450,819(5)
Chairman of the Board        1994   $ 600,000      -0-               --              --          --          --       $464,736(5)
                             1993   $ 574,100      -0-               --              --          --          --       $629,961(5)
---------------------------------------------------------------------------------------------------------------------------------
Paul R. Charron............. 1995   $ 681,700  $ 1,319,000    $ 244,835(7)   $1,782,500(8)    30,000         --       $ 65,564
President and                1994   $ 369,200  $   300,000    $ 610,111      $2,040,000(9)    55,000         --       $ 42,684
Chief Executive Officer(6)   1993          --           --           --              --          --          --             --
---------------------------------------------------------------------------------------------------------------------------------
Samuel M. Miller............ 1995   $ 318,300  $   210,000           --      $  465,000(8)     7,500         --       $ 33,586
Senior Vice                  1994   $ 306,700  $   130,000           --              --      18,000          --       $ 33,910
  President--Finance
and Chief Financial Officer  1993   $ 295,000  $   120,000           --              --      10,000          --       $ 46,851
---------------------------------------------------------------------------------------------------------------------------------
John R. Thompson............ 1995   $ 220,000  $   175,000    $ 127,112(11)  $  445,625(8)    17,000         --       $ 20,258
Senior Vice                  1994          --           --           --              --          --          --             --
  President--Service,
Systems and Reengineering    1993          --           --           --              --          --          --             --
and Chief Information
  Officer(10)
--------------------------------------------------------------------------------------------------------------------------------
Jorge Figueredo............. 1995   $ 189,400  $   135,000           --      $  251,875(8)     4,000         --       $ 16,708
Senior Vice President--Human 1994   $ 143,300  $    35,000           --              --      15,000          --       $ 12,544
Resources                    1993   $  89,000  $    23,000           --              --       5,000          --       $  7,563
--------------------------------------------------------------------------------------------------------------------------------

---------------
(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers other than Messrs. Charron and Thompson for fiscal 1995 did not exceed the lesser of 10% of each such officer's total annual salary and bonus for such year, or $50,000; such amounts are not included in the table.

(2) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below (the "Compensation Committee Report").

(3) For fiscal 1995 includes options granted on January 11, 1996 under the Company's stockholder-approved 1992 Stock Incentive Plan (the "1992 Plan"). See "Option Grants Table for Fiscal 1995" below. For fiscal 1994 includes options granted on January 3, 1995 under the 1992 Plan.

(4) For fiscal 1995 includes for each of the Named Executive Officers other than Mr. Thompson (a) $9,000 contributed under the Company's Profit-Sharing Retirement Plan and (b) $3,750 contributed as matching contributions under the Company's Savings Plan. For fiscal 1995 includes for each of the Named Executive Officers (a) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Chazen - $22,776; Mr. Charron - $7,617; Mr. Miller - $6,527; Mr. Thompson - $1,558; and Mr. Figueredo - $608; and
    (b) amounts accrued under an unfunded Supplemental Executive Retirement Plan (the "SERP") with respect to services rendered during fiscal 1995, as follows: Mr. Chazen - $40,293; Mr. Charron - $45,197; Mr. Miller - $14,309; Mr. Thompson - $18,700; and Mr. Figueredo - $3,350. The fiscal 1993 amounts include a one-time "catch-up" benefit credited under the SERP to provide participants with a retroactive benefit for the prior years (from 1985 for Mr. Chazen and from 1988 for Mr. Miller) in which legal limitations had affected their tax qualified allocations.

(5) Includes an annual accrual of $375,000 under an unfunded deferred compensation arrangement (the "UDCA") established in 1992, under which the final installment of $375,000 accrued in January 1996. Amounts accrued under the UDCA bear interest at a market rate and are payable only upon retirement.

(6) Mr. Charron joined the Company in May 1994. His salary and bonus amounts for fiscal 1994 reflect a partial year.

(7) Includes (a) $109,107 representing reimbursement of relocation expenses; and
    (b) $89,439 representing reimbursement of certain tax obligations as provided for pursuant to Mr. Charron's employment agreement.

(8) Represents the value (based on the closing price of the Common Stock on June 20, 1995, the date of grant) of the following shares of restricted stock issued under the 1992 Plan pursuant to the Company's Career Share Program as described in the Compensation Committee Report below: Mr. Charron - 92,000 shares; Mr. Miller - 24,000 shares; Mr. Thompson - 23,000 shares; and Mr. Figueredo - 13,000 shares. These shares, which are subject to restrictions on transfer and subject to risk of forfeiture until earned by continued service, vest nine and one half years from the date of grant. Vesting may be accelerated if and to the extent the cumulative total return to the Company's stockholders exceeds the total stockholder returns achieved by a group of peer companies, such comparison to be made for each of three consecutive three-year performance periods, with the first performance period commencing January 1, 1995. Prior to vesting, dividends on such restricted shares will be held in escrow and deemed reinvested in phantom shares of Common Stock. On December 30, 1995, all of such restricted shares remained unvested, and the value (based on the closing price of the Common Stock on December 29, 1995) of such restricted shares held by each of the Named Executive Officers was as follows: Mr. Charron - $2,530,000; Mr. Miller - $660,000; Mr. Thompson - $632,500; and Mr. Figueredo - $357,500. No additional Career Share grants are expected to be made unless the vesting of the prior grant has been accelerated.

(9) Represents the value (based on the closing price of the Common Stock on May 9, 1994, the date of grant) of 85,000 restricted shares issued under the 1992 Plan pursuant to Mr. Charron's employment agreement. These shares, which are subject to restrictions on transfer and subject to risk of forfeiture until earned by continued service, vest on the last day of each of the Company's fiscal years 1994 through 2000 at the rate of 10,000 shares per year, with 15,000 shares vesting on the last day of fiscal 2001. Vesting may be accelerated if the market value of the Common Stock attains certain predetermined levels or upon the happening of certain other events, including a change of control (as defined in Mr. Charron's employment agreement). Prior to vesting, dividends on restricted shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 30, 1995, 65,000 of such restricted shares remained unvested, with a value of $1,787,500 (based on the closing price of the Common Stock on December 29, 1995).

(10) Mr. Thompson joined the Company in February 1995. His salary and bonus amounts for fiscal 1995 reflect a partial year.

(11) Includes (a) $66,900 representing reimbursement of relocation expenses; and
     (b) $46,191 representing reimbursement of certain tax obligations arising as a result of the reimbursement of relocation expenses and provision of certain professional services.

OPTION GRANTS TABLE FOR FISCAL 1995

     The following table sets forth additional information concerning stock option grants made during fiscal 1995 to the Named Executive Officers. For purposes of the table, grants made on January 11, 1996 are treated as having been made during fiscal 1995, and grants made on January 3, 1995 are treated as having been made during fiscal 1994; these grants are also so reflected in the Summary Compensation Table. In addition, in accordance with SEC disclosure rules, the hypothetical gains, or "option spreads," for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All options were issued under the 1992 Plan. The Company has not granted any stock appreciation rights.

                                                                                        POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS(1)                                 VALUE AT
                      -----------------------------------------------------------     ASSUMED ANNUAL RATES OF
                      NUMBER OF                                                             STOCK PRICE
                      SECURITIES                                                      APPRECIATION FOR OPTION
                      UNDERLYING  % OF TOTAL OPTIONS     EXERCISE                             TERM(2)
                       OPTIONS   GRANTED TO EMPLOYEES      PRICE       EXPIRATION     ------------------------
         NAME         GRANTED(#)   IN FISCAL 1995(3)     ($/SHARE)        DATE         5%($)          10%($)
-------------------------------- --------------------- -------------   ----------     --------      ----------
Jerome A. Chazen......       --             --                 --              --           --              --
--------------------------------------------------------------------------------------------------------------
Paul R. Charron.......   30,000           4.17%           $26.875         1/11/06     $507,150      $1,285,050
--------------------------------------------------------------------------------------------------------------
Samuel M. Miller......    7,500           1.04%           $26.875         1/11/06     $126,788      $  321,262
--------------------------------------------------------------------------------------------------------------
John R. Thompson......   10,000           1.39%           $16.500         2/13/02     $ 67,200      $  156,500
                         7,000            0.97%           $26.875         1/11/06     $118,335      $  299,845
--------------------------------------------------------------------------------------------------------------
Jorge Figueredo.......    4,000           0.56%           $26.875         1/11/06     $ 67,620      $  171,340
--------------------------------------------------------------------------------------------------------------

---------------
(1) Options become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control. A "change in control" occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(2) Assumes that the stock price on the relevant grant date ($16.50 on February 13, 1995 and $26.875 on January 11, 1996) has grown, as indicated, at (a) 5% per annum over the term of the option, to $23.22 and $43.78, respectively, or (b) 10% per annum over the term of the option, to $32.15 and $69.71, respectively.

(3) During fiscal 1995, the Company granted to 695 employees options to purchase an aggregate of 719,250 shares. All grants were made at exercise prices equal to the market price on the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL 1995
AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning all exercises of stock options during fiscal 1995 by the Named Executive Officers, and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                                                              VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                                                             OPTIONS AT 12/30/95                 AT 12/30/95(1)
                       NUMBER OF SHARES       VALUE     ------------------------------   ------------------------------
        NAME         ACQUIRED BY EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
-------------------- --------------------  -----------  -----------   ----------------   -----------   ----------------
Jerome A. Chazen....            --               --           --               --               --                --
------------------------------------------------------------------------------------------------------------------
Paul R. Charron.....            --               --        4,166           80,834          $14,581        $402,920
------------------------------------------------------------------------------------------------------------------
Samuel M. Miller....            --               --        9,031           84,069          $20,825        $233,113
------------------------------------------------------------------------------------------------------------------
John R. Thompson....            --               --          -0-           17,000          $   -0-        $114,375
------------------------------------------------------------------------------------------------------------------
Jorge Figueredo.....            --               --        4,644           22,806          $12,701        $164,488
------------------------------------------------------------------------------------------------------------------

---------------
(1) Options are "in-the-money" as of December 30, 1995 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on December 29, 1995) exceeded the exercise price of such options.

(2) Includes grants made on January 11, 1996.

EMPLOYMENT ARRANGEMENTS

     The Company has an employment agreement with Paul R. Charron (as amended, the "Employment Agreement"), which expires on April 30, 1998 with automatic one year renewal terms, and provides for a minimum annual base salary of $725,000. The Employment Agreement provides that in the event Mr. Charron's employment is terminated either by the Company other than for cause or by Mr. Charron for certain specified reasons, Mr. Charron shall receive a severance payment of $1,750,000; provided that in the event Mr. Charron's employment is so terminated after a change of control (as defined in the Employment Agreement), such severance payment shall be $2,250,000. As provided for in the Employment Agreement, in connection with his relocation the Company advanced to Mr. Charron a two-year $250,000 loan which bears interest at the rate of 5% per annum payable quarterly. As of March 1, 1996, the principal of such loan remains outstanding.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is composed of four independent, disinterested Directors, all of whom meet the test for independence under the Company's stockholder-approved sec.162(m) Cash Bonus Plan (the "sec.162(m) Plan"). The Committee (i) determines the salaries for the Chairman and for the Chief Executive Officer/President ("CEO"), (ii) administers the sec.162(m) Plan, including the determination of bonuses for the participants thereunder, (iii) approves the general policies applicable to salaries and bonuses for the other executive officers and reviews and acts on bonuses for those officers, (iv) makes all award decisions regarding equity-based compensation to executive officers and other employees under the Company's stockholder-approved 1992 Stock Incentive Plan (the "1992 Plan"), and (v) makes recommendations to the full Board and senior management with respect to the adoption and administration of Company compensation programs.

     NEW EXECUTIVE COMPENSATION PROGRAM. Last year's Committee Report stated that the Committee was then conducting a wide ranging review of the Company's compensation programs, assisted by an executive compensation consulting firm engaged by management. As part of the Committee's study, the Company's compensation consultants prepared competitive data relating to pay practices and levels across a range of positions in a group of over 20 public and private companies within the apparel and related fields, supplemented by publicly available data for companies in the Peer Group referred to below. This study resulted in the Company's adoption during 1995 of a new executive compensation program (the "Program"), effective for fiscal years commencing with 1995.

     The Committee's strategy in formulating the new Program was to underscore and strengthen the link between pay and performance, while providing Company executives with a highly competitive total compensation opportunity. The Program seeks to balance rewards based on short-term performance, measured principally by annual business unit results, with rewards based on long-term performance, measured principally by appreciation in the Company's stock price over time, on both an absolute and relative basis.

     The Program as adopted includes base salary, a new annual incentive cash bonus plan, and a long-term incentive component encompassing the continuation of the Company's stock option program and a new plan for granting restricted stock to certain senior Company executives (the "Career Share Plan"). Under the Program, base pay is set at a level comparable to the competitive median within the industry. The annual incentive bonus (if targets are achieved) and long-term incentive components of the Program provide performance-based opportunities which may result in rewards significantly higher than the competitive median within the industry. As a result of this structure, a substantial portion of each executive's total pay opportunity is performance-based, and therefore at risk.

     The new annual incentive cash bonus plan, which applies to all salaried employees (except participants in the sec.162(m) Plan), places increased emphasis on the annual achievement of objectively measurable goals which are within an executive's personal control. Quantitatively measurable performance targets which attempt to best measure the implementation of each business unit's critical business strategies are set annually. For executives in corporate departments which serve a number of operating divisions, a majority of the annual bonus amount is determined based on the performance of the operating divisions served and overall corporate performance.

     The long-term performance component of the Program rewards executives for the collective success of all business units, as measured by stock price appreciation, using both an absolute standard (i.e., increase in the Company's share price, rewarded through the continuation of the Company's stock option program) and a new relative-to-industry peer group standard, through the Career Share Plan described below.

1995 COMPENSATION

     CASH COMPENSATION. Salary Levels. As a result of the Company's review of competitive pay data (discussed above), the salary levels of a number of Company executives were adjusted to bring them generally in line with the competitive median. (See "CEO Compensation" below.) Salary adjustments for executives whose base salaries were found to be in the range of the competitive median were generally increased under the same increase guideline that applies to all salaried employees. The guideline for 1995 was 3.5%; this level was adopted for 1996 as well.

     Incentive Cash Bonuses. sec.162(m) Plan. Messrs. Chazen and Charron were the only participants in the sec.162(m) Plan in 1995; they participated in such Plan in lieu of any other cash bonus program.

     As required by the Internal Revenue Code ("the Code") and the sec.162(m) Plan, the Committee establishes, in advance, quantitatively measurable objective performance goals for each participant and the maximum bonus potentially payable under the Plan to such participant. For fiscal 1995, the Committee established under the Plan two objective earnings-based goals, relating to improvements in earnings per share and in return on capital employed in operations. The Committee also set in advance the maximum bonus payable to each participant based on the Company's level of achievement as against these goals. In addition, the Committee established a number of individual goals for each participant; to the extent that the Committee determined that such individual goals were not fully achieved, the maximum bonus otherwise determined under the objective Plan formula could be reduced in the discretion of the Committee. (The Committee further retains absolute discretion to reduce the actual bonuses paid below such maximum levels to the extent that it considers appropriate.)

     The terms of the sec.162(m) Plan provide that the maximum bonus payable to any Plan participant in respect of any fiscal year shall not exceed $1.5 million. Although the Committee intends to continue to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitations imposed by sec.162(m) of the Code, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee retain the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under sec.162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the

Committee has expressly retained that right. The Committee has designated Messrs. Chazen and Charron as the only participants in the Plan for fiscal 1996.

     Cash Incentive Bonus Plan. Under the new cash incentive bonus plan, all salaried employees, including the three participating Named Executive Officers, were eligible to receive a bonus for 1995 based upon (i) the achievement of targeted levels of divisional direct operating income; (ii) where applicable, departmental performance considerations; and (iii) growth in earnings per share. During 1995, business unit performance against target resulted in payouts under the divisional component of the bonus program ranging from zero to 200% of divisional target bonus amounts. The performance goals set for the three departments for which the Named Executive Officers had responsibilities for 1995 were significantly exceeded, and, as a result, significant bonus awards were earned by them under the departmental component of the bonus program. The corporate performance goal set for 1995 was also exceeded by a significant margin, and, as a result, significant bonus awards were earned under the corporate component of the bonus program. The 1995 bonus awards to the three participating Named Executive Officers were also influenced by the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account, with regard to the other executive officers, the evaluations of the CEO). Reflecting the improved performance of most business units, aggregate bonus payments in 1995 to those Company executives (other than the CEO) who both received Career Shares and were Company employees in both 1994 and 1995 (the "94/95 Executive Group"), increased by 88% over 1994.

     SHARE COMPENSATION. The Company provides equity-based compensation to its executives under its stock option program, as well as through the new Career Share Plan. Options and Career Shares are granted under the 1992 Plan, administered by the Committee.

     Career Share Plan. This new Plan provides restricted stock grants ("Career Shares") whose near-term incentive value derives in large part from the Company's ability to produce stockholder returns in excess of those of industry peers. The industry peer group ("Peer Group") is comprised of 31 public company competitors selected by the Committee from within the apparel, retail and related fields (see "Performance Graph" below). In making the first award under this Plan, the Committee awarded on June 20, 1995 an aggregate of 416,000 shares of restricted Common Stock to a group of senior Company executives. The size of individual grants was recommended by the Chairman and the CEO, based on guidelines derived from market data, and approved by the Committee. These Career Shares, which are subject to restrictions on transfer and the risk of forfeiture until earned by continued service, will vest 9- 1/2 years after grant, but will vest on an accelerated basis at the end of any three-year performance period ending on the third, sixth or ninth anniversaries of the start of the initial performance period if the Company's total stockholder return (share price appreciation plus reinvestment of any dividends; "TSR") for the prior three-year performance period ranks at or above the 50th percentile of the TSR of the companies comprising the Peer Group, as follows: at the 50th percentile: 50% vesting; at or above the 75th percentile: full vesting; between the 50th and 75th percentiles: proportional vesting. If the Company's TSR falls below the 50th percentile, the Career Shares will remain unvested and a new three-year performance period will begin. Except in the case of newly hired or promoted executives, no additional Career Share grants are expected to be made unless the vesting of the prior grant has been accelerated.

     Vested Career Shares may not be sold or transferred (other than to pay related taxes) unless the participant continues to own, directly or indirectly, Company shares having a value equal to annual base salary. Career Share vesting will be accelerated upon a change in control that results in Company shares no longer being quoted on an established market. The Committee granted an additional 49,500 Career Shares to senior executives who joined the Company subsequent to the initial grant date. The Company's TSR through the first 15 months of the initial three-year performance period ranks in excess of the 75th percentile of the TSR of the Peer Group companies.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a long-term incentive compensation component that emphasizes the importance of increasing stockholder value. In January 1996, concurrent with the annual grant to employees, the Committee granted options to all executive officers other than the Company's Chairman at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 1995." These options will become exercisable on the same schedule applicable to the 1994 option grants, that is, at the rate of 25% on each of the first and second anniversaries of the grant date with the remaining 50% vesting on the third anniversary. In contrast with the 1994 option grants, which carried a seven-year term, the new option grants carry a 10-year term, which is more in line with general practices. Individual grants are recommended by the Chairman and the CEO and approved by the Committee. The aggregate number of options granted to the 94/95 Executive Group declined from 158,000 in 1994 to 86,125 in 1995, reflecting in part the implementation of the Career Share Plan.

     CEO COMPENSATION. Mr. Charron's salary was increased from $600,000 to $625,000 at the beginning of 1995, and to $725,000 effective with his promotion to the positions of CEO and President in May 1995. The 1995 corporate performance targets set for Mr. Charron under the sec.162(m) Plan were each exceeded by a significant margin. Earnings per share before restructuring charges increased from $1.30 to $1.69, or 30%, and return on capital employed in operations increased from 22.5% to 29.1%, or an increase of 29%. Moreover, the Committee determined that Mr. Charron had fulfilled his personal goals (which included matters involving, among other things, the implementation of strategic planning, consumer understanding and management development and realignment programs, and the institution of reengineering and cost reduction initiatives) set under the Plan. Accordingly, the Committee awarded Mr. Charron the maximum cash bonus permitted under its pre-determined sec.162(m) Plan formula, equal to $1.319 million. In light of his outstanding performance and leadership in 1995, and in order to provide him with strong future incentives, the Committee awarded Mr. Charron an aggregate of 92,000 Career Shares and options covering 30,000 shares of Common Stock. The Committee is in the process of working on a variety of amendments to Mr. Charron's employment arrangements with the Company.

                                          LOUIS LOWENSTEIN (Chair)
                                          J. JAMES GORDON
                                          KAY KOPLOVITZ
                                          PAUL E. TIERNEY, JR.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return on the Standard & Poor's 500 Stock Index ("S&P 500 Index"), the Standard & Poor's Textiles Index ("S&P Textiles") and an index comprised of the following (the "Peer Group"):
AnnTaylor Stores Corporation; Benetton Group; Bernard Chaus, Inc.; Charming Shoppes, Inc.; Chic by H.I.S., Inc.; Cintas Corporation; Cygne Designs, Inc.; Farah Incorporated; Fruit of the Loom, Inc.; The Gap, Inc.; Haggar Corp.; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Liz Claiborne, Inc.; The Neiman Marcus Group, Inc.; Nordstrom, Inc.; Oshkosh B'Gosh, Inc.; Oxford Industries, Inc.; Petrie Stores Corporation; Philips-Van Heusen Corporation; Russell Corporation; Salant Corporation; Spiegel, Inc.; Starter Corporation; The Talbots, Inc.; Tommy Hilfiger Corporation; Tultex Corporation; VF Corporation; The Warnaco Group, Inc.; and Woolworth Corporation.

     The Company has decided to use the Peer Group for purposes of future stockholder return comparisons rather than the S&P Textiles because the Peer Group is comprised of the same companies that comprise the Peer Group selected by the Compensation Committee in June 1995 to gauge the Company's relative performance on a total stockholder return basis under the Company's Career Share Program. See the Compensation Committee Report. For the purpose of making the transition from the S&P Textiles to the Peer Group, both are included in this year's performance graph.

     In accordance with SEC disclosure rules, the measurements are indexed to a value of $100 at December 30, 1990 (the last trading day before the beginning of the Company's 1991 fiscal year) and assume that all dividends were reinvested.

      Measurement Period           Liz Clai-      S&P 500 In-
    (Fiscal Year Covered)         borne, Inc.         dex        S&P Textiles     Peer Group
1990                                    100.00          100.00          100.00          100.00
1991                                    143.06          130.47          160.38          164.04
1992                                    142.37          140.41          170.72          172.83
1993                                     78.61          154.56          129.08          154.21
1994                                     60.26          156.60          126.42          137.09
1995                                     99.66          215.45          141.98          144.44

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns as of March 1, 1996 more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                       PERCENTAGE
                                                                                           OF
                                                             AMOUNT AND NATURE OF     OUTSTANDING
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     COMMON STOCK
-----------------------------------------------------------  --------------------     ------------
Invesco PLC................................................        6,303,744(1)           8.59%
  11 Devonshire Square
  London EC2M 4YR
  England
Sanford C. Bernstein & Co., Inc............................        5,545,012(2)           7.56%
  767 Fifth Avenue
  New York, NY 10153
Smith Barney Holdings Inc.
Travelers Group Inc. ......................................        4,670,264(3)           6.37%
  388 Greenwich Street
  New York, NY 10013

---------------
(1) Based upon information as of December 31, 1995, contained in an Amendment to
    Schedule 13G dated February 2, 1996, filed with the SEC by Invesco PLC, a parent holding company ("Invesco"), and certain of its subsidiaries. According to the Schedule 13G, Invesco, a company organized under the laws of England, has shared voting and dispositive power with respect to the shares which are held on behalf of persons (none of whom holds in excess of 5% of the Company's Common Stock) who have the right to receive dividends from, or the proceeds from the sale of, such securities.

(2) Based on information as of December 31, 1995, contained in an Amendment to
    Schedule 13G dated February 7, 1996, filed with the SEC by Sanford C. Bernstein & Co., Inc., an investment advisor/broker dealer ("Bernstein"). According to the Schedule 13G, Bernstein has sole dispositive power with respect to all 5,545,012 shares and sole voting power with respect to 3,108,540 shares, and the shares are held for accounts of discretionary clients who have the right to receive dividends from, and the proceeds from the sale of, such securities. The Schedule 13G does not indicate that any one account holds in excess of 5% of the Company's Common Stock.

(3) Based on information as of December 31, 1995, contained in a Schedule 13G dated February 5, 1996, filed with the SEC by Travelers Group Inc. ("Travelers") and its wholly-owned subsidiary, Smith Barney Holdings Inc. ("SB Holdings"). According to the Schedule 13G, SB Holdings and Travelers have shared voting and dispositive power with respect to all of such shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1996, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Named Executive Officers, and by all executive officers and Directors of the Company as a group.

                                                                  AMOUNT AND NATURE OF       PERCENT OF
                  NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)       CLASS(2)
-------------------------------------------------------------   ------------------------     ----------
Jerome A. Chazen(3)..........................................           2,347,556               3.20%
Paul R. Charron(4)...........................................             205,077                  *
Lee Abraham..................................................               4,389                  *
Eileen H. Bedell(5)..........................................                   0                  *
Ann M. Fudge.................................................               1,594                  *
J. James Gordon..............................................               2,899                  *
Sherwin Kamin................................................               4,299                  *
Kay Koplovitz................................................               1,629                  *
Louis Lowenstein.............................................               4,399                  *
Paul E. Tierney, Jr..........................................              15,360                  *
Samuel M. Miller(6)..........................................              39,031                  *
John R. Thompson(7)..........................................              26,500                  *
Jorge Figueredo(8)...........................................              21,169                  *
All executive officers and Directors as a group (14
  persons)(9)................................................           2,688,901               3.66%

---------------
* Less than 1%

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them.

(2) Based on 73,312,003 shares outstanding as of March 1, 1996, except as otherwise indicated.

(3) Includes (a) 485,968 shares as to which Mr. Chazen, as trustee, has shared voting and investment power, and (b) 500,000 shares held in two grantor retainer annuity trusts over which Mr. Chazen's wife serves as sole trustee and 40,000 shares owned by Mr. Chazen's wife, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power.

(4) Includes 65,000 restricted shares issued on May 9, 1994 under the 1992 Plan, which vest on the last day of each of fiscal 1996 through 2000 at the rate of 10,000 shares per year, with 15,000 shares vesting on the last day of fiscal 2001, subject to accelerated vesting in certain events. Also includes 11,666 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable, and 92,000 unvested restricted shares ("Career Shares") issued under the Company's Career Share Program. See the Compensation Committee Report.

(5) Ms. Bedell became a Director on March 22, 1996.

(6) Includes 12,031 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable, and 24,000 unvested Career Shares.

(7) Includes 2,500 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable, and 23,000 unvested Career Shares.

(8) Includes 7,769 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable, 13,000 unvested Career Shares and 125 shares held under the Company's Savings Plan.

(9) Includes 33,966 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable (the percentage is calculated based on the number of shares which would be outstanding following the exercise of such options), 231,000 unvested restricted shares issued under the 1992 Plan and 125 shares held under the Company's Savings Plan.

         PROPOSAL 2 -- APPROVAL OF AMENDMENTS TO THE OUTSIDE DIRECTORS'
                           1991 STOCK OWNERSHIP PLAN

     The Company's Outside Directors' 1991 Stock Ownership Plan (as amended, the "Directors' Plan") was originally approved by the Company's stockholders at the 1992 Annual Meeting. The purpose of the Directors' Plan was, and remains, to attract and retain qualified non-employee Directors so as to maintain and enhance the Company's performance, by providing Directors with a personal financial stake in the Company through the ownership of Common Stock. The Company believes that such stock ownership underscores the Directors' common interest with stockholders in increasing the value of the Company's stock over the long term.

     There will be presented to the Annual Meeting a proposal to approve the amendments to the Directors' Plan adopted by the Board on March 22, 1996, subject to stockholder approval. The amendments, which are summarized below, increase the share component of each Director's annual retainer, provide for the issuance of stock option awards to Directors, and afford Directors an opportunity to defer part or all of their director fees (whether paid in cash or shares). At the same time that the Board adopted the amendments to the Directors' Plan, the Directors adopted a share ownership guideline, which sets out the Board's expectation that each Director will over time accumulate a holding of shares of Common Stock having a value equal to twice his or her annual retainer. The following summary is qualified in its entirety by reference to the full text of the amended and restated Directors' Plan, which is set forth in the attached Exhibit A.

COMMON STOCK AWARDS

     The Directors' Plan provides for an automatic award, as of the first business day of each fiscal year (an "Award Date"), of shares of Common Stock to each member of the Board who is not an employee of the Company or any subsidiary thereof, and is not eligible to participate in any other Company stock-related plan ("Outside Director"); following the Annual Meeting, there will be seven Outside Directors. The number of shares of Common Stock which comprise each award was originally made equal to the quotient of ten thousand dollars ($10,000) divided by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Award Date. The amendments provide that the number of shares in each annual award, beginning with the 1997 award, will be calculated using $15,000 rather than $10,000. In addition, an Outside Director newly elected to the Board on or after the date on which the stockholders approve the amendments will receive an award as of his or her election date. However, the newly elected Outside Director will not receive an award on the following Award Date if he or she has not been a Board member for at least six months.

     Shares of Common Stock awarded pursuant to the Directors' Plan are nontransferable for a period of three years following the Award Date, except that all restrictions terminate on (i) the date of the Outside Director's death or (ii) the first anniversary of the termination of the Outside Director's membership on the Board.

STOCK OPTIONS

     The amendments add to the Directors' Plan a provision for automatic annual grants of stock options to each Outside Director. As of the date on which the stockholders approve the amendments, each Outside Director will be granted an option to purchase 1,000 shares of Common Stock. Thereafter, an additional option for 1,000 shares will be granted to each Outside Director as of each Award Date; also, a newly elected Outside Director will be granted an option for 1,000 shares as of his or her election date. The exercise price per share under every option will be the Fair Market Value on the grant date. Payment upon exercise may be made in cash and/or by tender of shares of Common Stock owned for at least six months. Each option will have a term of ten years and will become exercisable at the rate of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary. Options will become fully exercisable upon the Outside Director's death or retirement from the Board after at least five years of service. Following termination of the Outside Director's Board membership, an option will remain exercisable for three years if the Director retired after at least five years of Board membership, for one year if termination was on account of death, and otherwise for 90 days, but in no event past the option's scheduled expiration date. In the event of a Change in Control as defined in the Plan, all outstanding options granted at least one year previously will become fully exercisable.

DEFERRAL OF AWARDS AND FEES

     The amendments add to the Directors' Plan a provision enabling Outside Directors to defer receipt of part or all of their fees for Board service ("Director Fees") including their annual awards of Common Stock described above ("Common Stock Awards"). An Outside Director may elect prior to any calendar year to defer Director Fees and/or Common Stock Awards otherwise payable in that and succeeding calendar years. Outside Directors on the date on which the stockholders approve the amendments to the Directors' Plan may make a similar election. An election remains in effect until terminated. Each election includes designation of a distribution date for all amounts deferred pursuant to that election (including imputed income). The distribution date can be any month end that is at least three years after the election date; if none is expressly designated, the date is January 1 following termination of the Outside Director's Board membership. Distribution is in a lump sum or annual installments for up to ten years, whichever the Outside Director specifies at the time of election. Deferral accounts are paid out in full at death.

     Any deferral of a Common Stock Award will be deemed invested in phantom shares of Common Stock, with dividends reinvested in additional phantom shares. If any Director Fees other than Common Stock Awards were to be payable in Common Stock and were deferred, such deferrals would likewise be deemed invested in phantom shares. Deferred Director Fees otherwise payable in cash will be deemed invested in phantom shares of Common Stock, or will be credited with imputed interest at the rate of prime plus one percent, whichever the Outside Director specifies at the time of election. Deferrals deemed invested in phantom shares will be paid out in an equal number of shares of Common Stock; other deferrals will be paid out in cash.

     Outside Directors who make deferrals are unsecured general creditors of the Company, and will receive their ultimate payments from the Company's general assets.

SHARES AUTHORIZED

     Shares of Common Stock transferred under the Directors' Plan shall be authorized and unissued or treasury shares. The maximum aggregate number of shares of Common Stock initially authorized for the Directors' Plan was one-twentieth of one percent (0.05%) of the number of shares issued and outstanding from time to time. The amendments increase the maximum to one-half of one percent (0.50%) of the number of shares issued and outstanding from time to time. Based on the number of shares issued and outstanding at March 22, 1996, a total of 365,705 shares could be awarded during the term of the Plan. In the event of a stock dividend, stock split, recapitalization, or the like, there will be an equitable adjustment in the number of shares of Common Stock awarded thereafter in each Common Stock Award and stock option, and in the number subject to outstanding options.

MISCELLANEOUS FEATURES OF THE DIRECTORS' PLAN

     The Directors' Plan is administered by the Board of Directors or, in its discretion, by the members of the Board who are not Outside Directors. The Directors' Plan as amended and restated will terminate on March 22, 2006, but all awards previously made will remain in effect in accordance with their terms. The Board may, without stockholder approval, suspend, discontinue, revise or amend the Directors' Plan at any time or from time to time, except that (i) amendments affecting the Common Stock Award formula or stock option terms may generally not be made more frequently than every six months, and (ii) stockholder approval shall be obtained for any amendment for which such approval is required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

     Neither the right of an Outside Director to receive awards under the Directors' Plan, nor any stock option granted under the Plan, nor an Outside Director's interest in his or her deferral account, shall be assignable or transferable.

FEDERAL INCOME TAX CONSEQUENCES OF DIRECTORS' PLAN AWARDS

     Upon the award of shares of Common Stock under the Directors' Plan, the Outside Director will recognize taxable income equal to the fair market value of the shares, and the Company will be entitled to a tax deduction in the same amount. There are generally no Federal tax consequences either to the optionee or the Company upon the grant of a stock option. On exercise of a stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income, and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired as a Common Stock Award or upon exercise of an option will generally result in a capital gain or loss for the Outside Director, but will have no tax consequences for the Company. An Outside Director who defers receipt of a Common Stock Award or Director Fees recognizes taxable income at the time the deferred amount (plus imputed income) is paid out, and the Company is entitled to a tax deduction in the same amount at that time.

PLAN BENEFITS TABLE

     The following table shows, based on the composition of the Board immediately following the Annual Meeting, the number of shares covered by stock options which will be granted in the current fiscal year, and the value of Common Stock Awards which will be made as of January 1, 1997, provided that stockholders approve the proposed amendments to the Directors' Plan. The benefits of the provisions for deferral of awards and fees are not determinable, as they will depend upon individual elections by Outside Directors.

                                                          STOCK OPTIONS           STOCK AWARDS
                                                         ----------------      ------------------
                                                         DOLLAR                 DOLLAR
                                                         VALUE     SHARES       VALUE      SHARES
                                                         ------    ------      --------    ------
All executive officers as a group......................      0         0              0        0
All non-officer directors as a group...................    N/D     7,000       $105,000      N/D
All employees..........................................      0         0              0        0

---------------

N/D: not determinable

VOTING ON PROPOSAL

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required for approval of the amendments to the Directors' Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS' PLAN.

              PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has retained Arthur Andersen LLP, the Company's independent public accountants for the fiscal year ended December 30, 1995, as the Company's independent public accountants for the fiscal year ending December 28, 1996.

     It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

VOTING ON PROPOSAL

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 28, 1996.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

                       PROPOSAL 4 -- STOCKHOLDER PROPOSAL

     Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owner of 1,050 shares of the Company's Common Stock, has informed the Company that he plans to present the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

     Mr. Steiner's statement in support of the resolution is as follows:

          "At last year's annual meeting of stockholders a similar resolution was approved by a significant number of the voting shares.

          "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

          "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

          "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

          "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

          "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Board of Directors believes that the stockholder proposal is not in the best interests of the Company or its stockholders and recommends that stockholders vote AGAINST the proposal.

     Contrary to the proponent's assertion that the Company's director election system "limits ... accountability to stockholders," the Board believes that both the Board and the Company's management have always been responsive to the concerns of stockholders. This responsiveness has been reflected in, among other things, the Company's appointment of a new Chief Executive Officer in 1995 and the adoption and implementation in recent years of a number of initiatives and programs in an effort to improve the Company's financial results of operations and to position the Company for future success. As a result of these initiatives and programs, the Company's earnings improved from $1.06 per share in fiscal 1994 (including a $0.24 restructuring charge) to $1.69 in fiscal 1995; the price of the Common Stock also improved from $16.25 on March 1, 1995, to $31.50 on March 1, 1996.

     The Board continues to believe that the Company's current election system enhances its ability to plan for a reasonable period into the future and to maintain the continuity of corporate strategies and policies. In light of the improvements noted above, the Board believes that maintaining this continuity is particularly important at the present time. The Board also believes that in the event of any unsolicited proposal to take over the Company, the current election system, by limiting an acquiror's ability to obtain control of the Board and remove management, would provide the Board additional time to negotiate with the acquiring person, to consider alternative proposals and to help assure that stockholder value is maximized.

     The proposal seeks to have the Board take the necessary steps to provide for the annual election of directors. It does not propose an amendment to the Certificate of Incorporation (the "Certificate") to eliminate the staggered board system; such an amendment must be adopted by the Board and approved by at least 75% of the outstanding shares entitled to vote generally in the election of directors. Approval of the stockholder proposal by the stockholders, therefore, will not itself establish the annual election of directors.

     An identical proposal was submitted by the same proponent at the 1995 Annual Meeting. Although that proposal was approved by a majority of the shares of Common Stock present and voting at that Meeting, the votes in favor fell substantially short of the 75% vote required to amend the Certificate. After further consideration following the 1995 Annual Meeting, the Board determined not to submit for stockholder vote an amendment to the Certificate to eliminate the staggered board system because the Board continues to believe, for the reasons outlined above, that elimination of the staggered board system is not in the best interests of the Company or its stockholders.

VOTING ON PROPOSAL

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for approval of the resolution contained in the stockholder proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1997 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its offices at 1441 Broadway, New York, New York 10018, no later than November 29, 1996 in order to be included in the Company's proxy statement relating to that meeting.

                       SECTION 16(A) REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with, except that one transaction was inadvertently reported late by Mr. Leonard Boxer, a former director of Company.

                               OTHER INFORMATION

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                       MANNER AND EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, the Company's officers, directors and other employees may, without additional compensation, personally solicit proxies by telephone, telegraph or similar means. The Company has engaged Georgeson & Company, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $7,500, plus reimbursement of reasonable out-of-pocket expenses. The Company will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Independent inspectors of election will be appointed to inspect all stockholder proxies and ballots and to tabulate quorum and voting information.

                                            By Order of the Board of Directors
                                                   KENNETH P. KOPELMAN,
                                                        Secretary
New York, New York
March 29, 1996

                                                                       EXHIBIT A

                              LIZ CLAIBORNE, INC.
                  OUTSIDE DIRECTORS' 1991 STOCK OWNERSHIP PLAN

                     As Amended and Restated Effective for
                   Awards Granted On or After March 22, 1996

I. GENERAL

     1.1 Purpose. The purpose of the Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan (the "Plan") is to provide an incentive to those directors of Liz Claiborne, Inc. (the "Company") who are not employees of the Company (i) to serve on the board of directors of the Company (the "Board"),
(ii) to make a long-term investment in the Company and (iii) to maintain and enhance the Company's long-term performance, and also to afford such directors an opportunity to defer part or all of their director fees and Common Stock Awards made pursuant to Article II hereof.

     1.2 Administration. The terms of the awards under Articles II and III hereof are set forth herein and may not be varied other than by amendment of the Plan in accordance with Section 5.5. To the extent that any administrative action is required in connection with the Plan, such action shall be taken by the Board or, in the discretion of the Board, by a committee comprised of the members of the Board who are not Outside Directors (the "Committee"). The determination of the Board or the Committee, as the case may be, on all matters relating to the Plan shall be final, binding and conclusive.

     1.3 Persons Eligible for Awards. Only Outside Directors shall be eligible to participate in this Plan. As of any applicable date, an Outside Director is a person who is a member of the Board, is not an employee of the Company or any subsidiary thereof, and is not eligible to participate in any other Company stock-related plan.

     1.4  Shares Available for Awards.

     (a) Shares of common stock of the Company ("Common Stock") transferred pursuant to awards under the Plan shall be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for purposes of the Plan. Subject to Section 1.4(b), the aggregate number of shares of Common Stock which may be transferred pursuant to awards under the Plan shall not exceed one-half of one percent (0.50%) of the number of shares issued and outstanding from time to time. For purposes of this
Section 1.4(a), the number of shares transferred upon exercise of an option shall be calculated after deducting any shares tendered to the Company in payment upon such exercise. Any shares of Common Stock that are subject to an option under the Plan and that have not been transferred at the time such option is cancelled or terminated shall again be available for awards under the Plan.

     (b) If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the Board or the Committee, as the case may be, shall equitably adjust the number of shares of Common Stock awarded thereafter in each grant under Article II, the number of shares subject to each stock option then outstanding or subsequently granted, and the exercise price of each such option. After any such adjustment, the number of shares subject to each award shall be rounded to the nearest whole number.

     1.5 Fair Market Value. For all purposes hereunder, the Fair Market Value of a share of Common Stock on any date shall be the closing price of a share of Common Stock on the New York Stock Exchange on the last preceding day for which such a closing price was reported.

II. AWARDS OF COMMON STOCK

     2.1  Awards.

     (a) Awards of shares of Common Stock ("Common Stock Awards") shall be made to Outside Directors as follows:

          (i) An initial award shall be made to each Outside Director as of the date on which the stockholders initially approve this Plan.

          (ii) An award shall be made to each Outside Director newly elected to the Board on or after the date on which the stockholders approve this amended and restated Plan, effective as of the date of such election.

          (iii) An award shall be made to each Outside Director as of January 1, 1992 and the first business day of each fiscal year of the Company thereafter (each, an "Award Date"); provided, however, that effective December 30, 1996, no award under this subparagraph (iii) shall be made to an Outside Director who, as of the Award Date, has been an Outside Director for less than six months.

     (b) Each award shall comprise a number of shares of Common Stock equal to the quotient of $10,000 divided by the Fair Market Value of a share of Common Stock on the Award Date. Effective the date on which the stockholders approve this amended and restated Plan, $15,000 shall be substituted for $10,000 in the calculation described in the preceding sentence. If the award thus calculated is not a whole number of shares, it shall be rounded down to the nearest whole number.

     2.2 Payment. In the event that any shares of Common Stock awarded pursuant to Section 2.1(a) are newly issued by the Company, the recipient shall pay to the Company, in cash, an amount equal to the par value of such shares.

     2.3 Nontransferability. Shares of Common Stock awarded under this Article II shall be nontransferable for a period of three (3) years following the date of award; provided, however, that all restrictions on the transferability of such shares shall terminate on (i) the date of the holder's death or (ii) the first anniversary of the termination of the holder's membership on the Board. The Company shall take such measures as it deems advisable to implement the restriction on transferability, which measures may include the placing of an appropriate legend on any stock certificates issued to evidence shares awarded hereunder.

III. AWARDS OF STOCK OPTIONS

     3.1 Awards. Options to purchase shares of Common Stock shall be granted to Outside Directors as follows:

     (a) An option for 1,000 shares shall be granted to each Outside Director as of the date on which the stockholders approve this amended and restated Plan. Thereafter, an option for 1,000 shares shall be granted to each Outside Director newly elected to the Board, effective as of the date of such election.

     (b) An option for 1,000 shares shall be granted to each Outside Director as of December 30, 1996 and each Award Date thereafter.

     3.2  Terms of Options.

     (a) The exercise price per share of Common Stock under each option shall be equal to the Fair Market Value of a share of Common Stock on the grant date.

     (b) Each option granted under the Plan shall have a term of 10 years and shall become cumulatively exercisable as to 25 percent of the shares subject thereto on each of the first and second anniversaries of the date of grant and as to the remaining 50 percent on the third anniversary. An option may be exercised from time to time for all or part of the shares as to which it is then exercisable.

     (c) Notwithstanding paragraph (b) of this Section 3.2, all options granted under this Plan shall become fully exercisable upon the grantee's termination of service on the Board on account of (i) death or (ii) retirement after at least five years of Board membership.

     3.3  Exercise of Options.

     (a) An option shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Company shall prescribe, accompanied by payment for the shares being purchased. Such payment shall be made: (i) in cash, by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (ii) by delivery of shares of Common Stock acquired at least six months prior to the option exercise date and having a Fair Market Value as of the exercise date equal to all or part of the option exercise price and cash or a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price.

     (b) Promptly after receiving payment of the full option exercise price, the Company shall deliver to the Outside Director, or to such other person as may then have the right to exercise the option, a certificate for the shares of Common Stock for which the option has been exercised.

     (c) If an optionee's membership on the Board terminates for any reason other than cause, he may exercise any outstanding option to the extent that he was entitled to exercise it on the date of termination. Exercise must occur by the first anniversary of termination on account of death, by the third anniversary of termination on account of retirement with at least five years of Board membership, and otherwise within 90 days of termination, but in no event after the expiration date of the option. Exercise following the optionee's death shall be made only by the optionee's executor or administrator, unless his or her will specifically disposes of the option, in which case exercise shall be made only by the recipient of such specific disposition. Except as provided in this paragraph (c), any unexercised option held by a person who is no longer a member of the Board shall be null and void.

     (d) For purposes of this Plan, a "Change in Control" shall be deemed to have occurred upon the happening of any of the following events, unless the Board shall have within ten days thereafter resolved that such event was not a Change in Control for purposes of this Plan:

          (i) any "person," including a "group," as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act (as defined) and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 20% or more of the outstanding shares of Common Stock of the Company;

          (ii) a cash tender or exchange offer for 50% or more of the outstanding shares of Common Stock of the Company is commenced;

          (iii) the shareholders of the Company approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of the assets of the Company; or

          (iv) two or more directors are elected to the Board without having previously been nominated and approved by the members of the Board incumbent on the day immediately preceding such election.

     (e) Notwithstanding any other provision of this Plan, any option outstanding on the date of a Change in Control, whose grant date was at least one year prior thereto, shall become fully vested and immediately exercisable.

IV. DEFERRAL OF FEES AND COMMON STOCK AWARDS

     4.1  Election To Defer.

     (a) Prior to the beginning of any calendar year, each Outside Director may elect to defer receipt of all or any part of the retainer fees and meeting fees (collectively, "Director Fees"), and of the Common Stock Awards provided for in
Article II hereof, that would otherwise become payable to him during such calendar year and succeeding calendar years. An individual who becomes an Outside Director during a calendar year and who was not a director of the Company on January 1 of such year may, prior to the commencement of his term as director, make the election described in the preceding sentence, applicable for the remainder of such calendar year and for succeeding calendar years. An individual who is an Outside Director on the date on which the stockholders approve this amended and restated Plan may make a similar election.

     (b) The Distribution Date on which payment of amounts deferred pursuant to an election hereunder (including imputed income) shall be made or commenced shall be the January 1 following termination of the Outside Director's membership on the Board, unless an alternative date is specified at the time of such election. Such alternative date may be any month end that is at least three years subsequent to the date of the election.

     (c) Each deferral election shall specify the method by which payment is to be made of all amounts deferred pursuant to such election (including imputed income). Such method shall be either a lump-sum payment or annual installments (not to exceed 10), as set forth in Section 4.4. If Director Fees otherwise payable in cash are deferred, the deferral election shall specify whether the deferred amounts shall be deemed invested in shares of Common Stock or shall be credited with interest, as set forth in Section 4.3.

     (d) Each deferral election shall be made by written notice in accordance with rules established by the Company, and shall remain in effect until terminated by written notice. A notice of termination shall be effective as of December 31 in the year in which such notice is given, and shall apply only with respect to Director Fees and Common Stock Awards becoming payable thereafter. An Outside Director who terminates a deferral election may make a new election pursuant to Section 4.1(a) effective for future calendar years.

     4.2  Deferral Accounts.

     (a) All amounts deferred under Section 4.1 shall be credited to a bookkeeping account maintained by the Company in the name of the Outside Director (the "Deferral Account"), which shall have two subaccounts, called the "Cash Subaccount" and "Company Stock Subaccount." Deferred Director Fees which would otherwise be payable for attending a meeting of the Board or of a committee thereof shall be credited to the Deferral Account as of the day of such meeting; Director Fees which would otherwise be payable as a retainer shall be credited to the Deferral Account as of the day on which they would otherwise be payable. A deferred Common Stock Award shall be credited as of the day on which it would otherwise be payable.

     (b) Deferred Director Fees otherwise payable in cash shall be credited to the Cash Subaccount unless the Outside Director elects otherwise pursuant to
Section 4.1(c), in which case the deferred amount shall be credited to the Company Stock Subaccount as a number of phantom shares (including any fractional share) of Common Stock equal to the quotient of (i) such amount divided by (ii) the Fair Market Value of a share of Common Stock on the date such amount is credited. Deferred Common Stock Awards and deferred Director Fees otherwise payable in Common Stock shall be credited to the Company Stock Subaccount as an equal number of phantom shares of Common Stock.

     4.3  Imputed Income on Deferral Accounts.

     (a) The balance standing credited to each Cash Subaccount as of the last business day of each month shall be increased by an amount reflecting interest on such balance for such month calculated using one-twelfth of the then applicable Plan Interest Rate. The Plan Interest Rate applicable during any year shall be a rate one percentage point in excess of the highest prime rate (or base rate) reported for the first business day of such year in the money rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of such date. In the event The Wall Street Journal ceases publication of such a prime rate, the prime rate (or base rate) announced for the applicable date by Citibank, N.A. in New York City (whether or not such rate has actually been charged by such bank) shall be used.

     (b) Whenever a cash dividend is paid on Common Stock, each Company Stock Subaccount shall be credited as of the payment date with a number of phantom shares (including any fractional share) equal to the quotient of (i) an amount equal to the cash dividend payable on a number of shares of Common Stock equal to the number of phantom shares (excluding any fractional share) standing credited to such Subaccount at the record date divided by (ii) the Fair Market Value on such payment date. In the event of a stock dividend or distribution, stock split, recapitalization or the like, each Company Stock Subaccount shall be credited as of the payment date with a number of phantom shares (including any fractional share) equal to the number of shares (including any fractional share) of Company Stock payable in respect of shares of Company Stock equal in number to the number of phantom shares (excluding any fractional share) standing credited to such Subaccount at the record date.

     4.4  Distribution.

     (a) On each Distribution Date, the Company shall pay (or commence installment payment of) the amount standing credited to the Outside Director's Deferral Account as the result of all deferrals for which such Distribution Date is applicable. Distributions from the Cash Subaccount shall be made in cash. Distributions from the Company Stock Subaccount shall be made in shares of Common Stock equal in number to the number of phantom shares to be distributed, with a cash payment for any fractional shares. If the Outside Director has elected installment payments pursuant to Section 4.1(c), each annual installment payment shall be an amount equal to the balance standing credited to the Deferral Account as of the payment date divided by the number of installments (including the one then due) remaining to be paid. Amounts standing credited to a Deferral Account during the period in which installments are paid shall be adjusted to reflect the crediting of income in accordance with Section 4.3.

     (b) In the event of an Outside Director's death while serving as a member of the Board, or after termination of service but while receiving installment payments, the entire amount standing credited to his or her Deferral Account shall be paid as soon as practicable in the manner set forth in Section 4.4(d)(ii).

     (c) Notwithstanding any other provision of this Plan, phantom shares credited to an Outside Director's Company Stock Subaccount on the date of a Change in Control shall be converted to cash and credited to the Outside Director's Cash Subaccount. Such conversion shall be made using the highest Fair Market Value during the period extending ten business days before and ten business days after the Change in Control.

     (d) Payments hereunder shall be made to the Outside Director except that:

          (i) in the event that the Outside Director shall be determined by a court of competent jurisdiction to be incapable of managing his or her financial affairs, and if the Company has actual notice of such determination, payment shall be made to the Outside Director's personal representative(s); and

          (ii) in the event of the Outside Director's death, payment shall be made to the last beneficiary designated by the Outside Director for purposes of receiving such payment in such event in a written notice delivered to the Company; provided, that if such beneficiary has not survived the Outside Director, or no valid beneficiary designation is in effect, payment shall instead be made to the Outside Director's estate.

     4.5 Statements. The Company shall provide an annual statement to each Outside Director showing such information as is appropriate, including the aggregate amount standing credited to the Deferral Account, as of a reasonably current date.

     4.6 Unfunded Status. The Company's obligation to make payments from a Deferral Account shall be a general obligation of the Company and such payments shall be made from the Company's general assets. An Outside Director shall be a general unsecured creditor of the Company, and the creation of a Deferral Account shall not create or be construed to create a trust or fiduciary relationship of any kind between the Company and the Outside Director, his or her designated beneficiary or any other person, or a security interest of any kind in any property of the Company in favor of the Outside Director or any other person. Deferral arrangements created hereunder are intended to be unfunded and no trust, security, escrow, or similar account shall be required to be established for the purposes of payment hereunder. However, the Company may in its discretion establish a "rabbi trust" (or other arrangement having equivalent taxation characteristics under the Internal Revenue Code or applicable regulations or rulings) to hold assets, subject to the claims of the Company's creditors in the event of insolvency, for the purpose of making payments hereunder. If the Company establishes such a trust, amounts paid therefrom shall discharge the obligations of the Company hereunder to the extent of the payments so made.

V. MISCELLANEOUS

     5.1 Nonalienation. Neither the right of an Outside Director to receive awards under the Plan, nor any option granted hereunder, nor an Outside Director's interest in his or her Deferral Account, shall be assignable or transferable in any manner.

     5.2 Nature of Payments. All awards hereunder shall be in consideration of services performed for the Company or for its subsidiaries by the recipient. Such awards shall constitute special incentive payments to the recipient and shall not, unless otherwise determined by the Board, be taken into account in computing the amount of his or her fees for service on the Board.

     5.3 Limitation of Rights. This Plan shall not be construed to confer on any Outside Director any right to be or remain a member of the Board or to receive any, or any particular rate of, director's fees.

     5.4 Withholding. The Company shall deduct from any distribution hereunder any amounts required, in the opinion of the Company, for federal, state or local withholding tax purposes.

     5.5 Amendment of the Plan. The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that Sections 1.3 and 2.1, and Article III, may not be amended more than once every six months except as may be necessary to comply with changes in the Internal Revenue Code, or as permitted under rules promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"); and further provided, that no amendment shall be effective unless and until it has been duly approved by the shareholders if the failure to obtain such approval would adversely affect the compliance of the Plan or any other plan of the Company with the requirements of Rule 16b-3 under the Exchange Act or with the requirements of any other applicable law, rule or regulation. No amendment that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made except with the consent of the grantee (or the grantee's successor hereunder).

     5.6 Registration of Shares. Nothing in the Plan shall be construed to require the Company to register, under the Securities Act of 1933, any shares of Common Stock awarded, or transferred upon exercise of an option, under the Plan.

     5.7 Section Headings. The section headings contained herein are for purposes of convenience only and are not intended to define or limit the contents of the sections.

     5.8  Effective Date and Term of Plan.

     (a) The Plan as amended and restated was adopted by the Board on March 22, 1996, subject to approval by the Company's stockholders. If such approval is not obtained prior to the first anniversary of adoption of the amended and restated Plan, the amendments incorporated herein shall be without effect and the Plan shall remain in effect as adopted on November 21, 1991 and approved by the stockholders on May 14, 1992.

     (b) The Plan as amended and restated shall terminate on March 22, 2006. Awards outstanding upon Plan termination shall remain in effect in accordance with their terms.

     5.9 Governing Law. All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

                                      LOGO

                             LIZ CLAIBORNE, INC.

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 1995

        The undersigned hereby appoints JEROME A. CHAZEN and PAUL R. CHARRON, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of The Chase Manhattan Bank, N.A. at 1211 Avenue of the Americas, 36th Floor, New York, New York, on Thursday, May 11, 1995 at 3:30 p.m., prevailing local time, and at any adjournments thereof, as set forth on the reverse side hereof.

        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S ACCOUNTANTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

                             YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                    (Please date and sign on the reverse side)

---
 X    Please mark your votes as in this example.
---

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 3 and AGAINST Proposal 2.

     The Board of Directors recommends a vote FOR all nominees, FOR Propsoal 3 and AGAINST Proposal 2.

1. Election of Directors   ___ FOR   ___ WITHHELD    Nominees      Term Expiring
                                                     Lee Abraham       1998
                                                     Paul R. Charron   1998
                                                     Sherwin Kamin     1998

FOR, except votes withheld from the following nominee(s)

--------------------------------------------------------

2. Approval of the Stockholder Proposal relating to the declassification of the Board of Directors.
                          ____ FOR   ___ AGAINST   ___ ABSTAIN

3. Ratification of Arthur Andersen LLP as independent public accountants.

                          ____ FOR   ___ AGAINST   ___ ABSTAIN

4. In accordance with their discretion, upon such other matters as may properly come before the meeting and any adjustments thereof.

                                Please sign exactly as name appears hereon.
                                Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 1995 Annual Meeting.


                                __________________________________________


                                __________________________________________
                                Signature(s)                       Date

COMMAND FINANCIAL PRESS CORP.-- NEW YORK  (212) 274-0070       6727 PROXY, 1
REV 09.0  16:42 03/26/96    IR
LIZ CLAIBORNE, INC.-- PROXY CARD  (FIRST CHICAGO/REGULAR)
--------------------------------------------------------------------------------


                              LIZ CLAIBORNE, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 1996

             The undersigned hereby appoints JEROME A. CHAZEN and PAUL R. CHARRON, and each of them, as proxies, with full power of substitution,
P to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be
R held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 16, 1996 at 10:00 a.m.,
O prevailing local time, and at any adjournments thereof, as set forth on the reverse side hereof.
X
             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ
Y CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE AMENDMENTS TO THE OUTSIDE DIRECTORS' 1991 STOCK OWNERSHIP PLAN, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S ACCOUNTANTS, THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.


                            YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
                                  THE MEETING.


                   (Please date and sign on the reverse side)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



                         ANNUAL MEETING OF STOCKHOLDERS
                                 LIZ CLAIBORNE

                                  MAY 16, 1996
                                   10:00 A.M.

                             OFFICES OF THE COMPANY
                              ONE CLAIBORNE AVENUE
                            NORTH BERGEN, NEW JERSEY
                                 (201) 295-6000

                           WE INVITE YOU TO JOIN US.



                             YOUR VOTE IS IMPORTANT
                             ======================

               PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

COMMAND FINANCIAL PRESS CORP.-- NEW YORK  (212) 274-0070       6727 PROXY, 2
REV 09.0  16:42 03/26/96    IR
LIZ CLAIBORNE, INC.-- PROXY CARD  (FIRST CHICAGO/REGULAR)
--------------------------------------------------------------------------------
/X/ PLEASE MARK YOUR                                                   3693
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.
--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR all nominees,
                 FOR Proposals 2 and 3 and AGAINST Proposal 4.
--------------------------------------------------------------------------------

1.   Election           FOR     WITHHELD
     of Directors.     /  /       /  /         NOMINEES            TERM EXPIRING
                                               Paul R. Charron         1999
                                               J. James Gordon         1999
                                               Kay Koplovitz           1999
                                               Jerome A. Chazen        1997


FOR, except vote withheld from the following nominee(s):

---------------------------------------------------------


2. Approval of amendments to the                 FOR     AGAINST    ABSTAIN
   Outside Directors' 1991 Stock                /  /       /  /       /  /
   Ownership Plan.

3. Ratification of Arthur Andersen
   LLP as independent public                    /  /       /  /       /  /
   accountants.

4. Approval of the Stockholder
   Proposal relating to the                     /  /       /  /       /  /
   declassification of the Board
   of Directors.

5. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.
--------------------------------------------------------------------------------
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 1996 Annual Meeting.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNATURE(S)                                               DATE



--------------------------------------------------------------------------------


                       DIRECTIONS TO LIZ CLAIBORNE, INC.
                            NORTH BERGEN, NEW JERSEY


DIRECTIONS FROM MANHATTAN

FROM LINCOLN TUNNEL

From Lincoln Tunnel, follow signs to Route 495. Proceed on Route 495 and follow sign to Route 3 West, Secaucus, to Secaucus Service Road (local lane). Exit at North Bergen (just after Tops' Appliance) which brings you to Paterson Plank Road. After 1st traffic light, bear right and take the jug handle to the right (just after Space Station Storage). Follow jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into Liz Claiborne, Inc.

FROM THE GEORGE WASHINGTON BRIDGE

From the George Washington Bridge, take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 1st traffic light, bear right and take jug handle to the right (just after Space Station Storage). Follow the jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into Liz Claiborne, Inc.

DIRECTIONS FROM NEW JERSEY

FROM NEW JERSEY TURNPIKE NORTH

Take the New Jersey turnpike North to exit 16E. At 16E, use middle toll booths to exit (sign over toll booth reads "NJ 3 Secaucus"). After toll booth, follow sign to Secaucus. At 1st traffic light, turn right onto Paterson Plank Road. After 1st traffic light, bear right and take the jug handle to the right (just after Space Station Storage). Follow jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into Liz Claiborne, Inc.

FROM NEW JERSEY TURNPIKE SOUTH

Take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 1st traffic light, bear right and take jug handle to the right (just after Space Station Storage). Follow jug handle around to West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into Liz Claiborne, Inc.

FROM ROUTE 3 EAST

Take Route 3 East to Secaucus Service Road (local lane), exit at North Bergen. The exit will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right and take the jug handle to the right (just after Space Station Storage). Follow the jug handle around to West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the first traffic light, into Liz Claiborne, Inc.

FROM ROUTE 3 WEST

Take Route 3 West, bear to right and take the Secaucus Service Road. Follow sign to North Bergen (at Tops' Appliance). This will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right and take the jug handle to the right (just after Space Station Storage). Follow the jug handle around to West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the 1st traffic light, into Liz Claiborne, Inc.

FROM ROUTE 80

When Route 80 ends, follow signs to Route 95 South. Take Route 95 South to the New Jersey Turnpike (then follow directions as shown under "FROM GEORGE WASHINGTON BRIDGE").